DIAMOND HOME SERVICES, INC. SIGNS SEARS LICENSE AGREEMENT
                             AMENDMENT AND EXTENSION

                  AGREEMENT EXTENDED THROUGH DECEMBER 31, 2001

Woodstock, IL (June 30, 1999) - Diamond Home Services, Inc. (NASDAQ: DHMS) announced today that its subsidiary, Diamond Exteriors, Inc., amended and extended its license agreement with Sears, Roebuck and Co. through December 31, 2001.

The current license agreement has been modified to cover some material issues. Entry doors, a minor component of Diamond's product mix and profitability, have been reclassified as "secondary" product offerings, and the license fees for this category have been adjusted accordingly. This change becomes effective January 1, 2000. The amendment restricts either party's ability to effect a termination of the agreement without cause through December 31, 2000, and specifies minimum customer service scores for each product line as well as an aggregate score. The amendment also permits Sears, upon two months notice, to delete two markets, as defined, as market areas under the license agreement.

Commenting on the agreement and extension, Geoffrey H. Foreman, Diamond's President and COO, stated, "I'm pleased with the outcome. While the seven-month negotiating period created too much uncertainty, it has been a beneficial period for both parties to discuss and attempt to align their mutual long-term interests. All of us at Diamond look forward to being a great business partner with Sears."

Diamond Home Services, Inc. is a leading national marketer and contractor of installed home improvement products, including roofing systems, gutters, doors, and fencing. The Company, through its subsidiary, Reeves Southeastern Corporation, is one of the largest manufacturers and distributors of fencing and perimeter security products to the industrial and residential markets in the U.S. Reeves Southeastern operates 32 distribution centers primarily in the eastern half of the U.S. In addition, Reeves Southeastern furnishes and installs private-label fencing home improvement products. Through its subsidiary Diamond Exteriors, Inc.(R) the Company markets installed home improvement products and services directly to consumers, primarily under the "SEARS" name. Through its finance subsidiary Marquise Financial Services, Inc., the Company also offers financing to its customers. The Company has home consultants located in major cities across the U.S., providing the Company with a presence in markets covering approximately 80% of the owner-occupied households in the U.S.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, matters related to the licensing agreement between Diamond Exteriors, Inc. and Sears, Roebuck and Co., warranty exposure, the Company's reliance on home consultants and on the availability of qualified independent installers, lead activity and costs related thereto, customer service scores, and conditions in the installed home improvement industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review Item 7 of the Company's latest annual report on Form 10-K,


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its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition.